UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 6, 2007

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 602-244-6600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 6, 2007, ON Semiconductor Corporation (“Company”) and its wholly owned subsidiary Semiconductor Components Industries, LLC (“SCI LLC”) entered into an amendment and restatement to their senior secured credit agreement to revise certain of its terms (as amended, the “Amended and Restated Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and various lenders. The following description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to Exhibit 10.1, 10.2 and 10.3, which are incorporated by reference herein.

The Amended and Restated Credit Agreement refinances $175 million of term loans under the Company’s senior secured facilities and allows the Company to (i) reduce the interest rate it pays from LIBOR plus 225 basis points to LIBOR plus 175 basis points, (ii) extend the maturity date of the facilities by approximately 4 years to 2013 and (iii) enhance its ability to incur indebtedness and make restricted payments or investments. The Amended and Restated Credit Agreement contains covenants and events of default substantially similar to, and is guaranteed by the same subsidiaries of the Company and secured by the same assets as, the existing term facility, except that the Amended and Restated Credit Agreement was amended to (i) allow it to incur indebtedness if certain leverage ratios are met and (ii) increase the permitted amount of restricted payments or investments the Company may make. The gross proceeds from the Amended and Restated Credit Agreement, together with certain cash on hand, were used to prepay the Company’s existing term facility.

The Company maintains ordinary banking and investment banking relationships with the administrative agent and the various lenders under the Amended and Restated Credit Agreement. For these services, the parties have received, and may in the future receive, customary compensation and expense reimbursement.

Item 1.02.	Termination of a Material Definitive Agreement.

As described in Item 1.01 above, as a result of the entry into the Amended and Restated Credit Agreement by the Company, the Company’s existing term facility was prepaid in full and the obligations of the Company under the existing term facility were terminated. The existing term facility was entered into on February 6, 2006 with JPMorgan Chase Bank, N.A., as administrative agent for the various lenders, and bore interest at the rate of LIBOR plus 225 basis points. The Company was not obligated to pay any early termination or prepayment penalties in connection with the termination of the existing term facility. The information set forth in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 and Item 1.02 above is incorporated by reference into this Item 2.03.

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Item 8.01.	Other Events.

On March 6, 2007, ON Semiconductor Corporation announced in a news release that it had entered into an amendment to it senior secured credit facility, prepaid approximately $24 million of the amounts outstanding under its senior secured credit facilities to bring its balance to $175 million, and successfully refinanced the $175 million balance with a new term facility. A copy of ON Semiconductor Corporation’s news release is attached hereto as Exhibit 99.1.

The information in Item 8.01 (including exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to liability of that section. The information in this report (including its exhibit) shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired
Not applicable.

(b)	Pro Forma Financial Information
Not applicable.

(c)	Shell Company Transactions
Not applicable.

(d)	Exhibits

Exhibit No.	Description
10.1	Amendment and Restatement Agreement dated as of March 6, 2007, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, various lenders and JPMorgan Chase Bank, N.A, as Administrative Agent

10.2	Amended and Restated Credit Agreement dated as of August 4, 1999, as Amended and Restated as of March 6, 2007 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (Exhibit A to the Amendment and Restatement Agreement found at Exhibit 10.1 above)

10.3	Reaffirmation Agreement dated as of March 6, 2007, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, the Subsidiary Loan Parties, and JPMorgan Chase Bank, N.A., as Administrative Agent, an Issuing Bank and Collateral Agent

99.1	News release for ON Semiconductor Corporation dated March 6, 2007 titled “ON Semiconductor Refinances Its Senior Secured Credit Facilities” (1)

(1)	This exhibit is furnished and not “filed” with this Current Report on Form 8-K.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: March 9, 2007	By:	/s/ DONALD A. COLVIN
Donald A. Colvin
Executive Vice President and
Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
10.1	Amendment and Restatement Agreement dated as of March 6, 2007, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, various lenders and JPMorgan Chase Bank, N.A, as Administrative Agent

10.2	Amended and Restated Credit Agreement dated as of August 4, 1999, as Amended and Restated as of March 6, 2007 among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (Exhibit A to the Amendment and Restatement Agreement found at Exhibit 10.1 above)

10.3	Reaffirmation Agreement dated as of March 6, 2007, among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, the Subsidiary Loan Parties, and JPMorgan Chase, Bank N.A., as Administrative Agent, an Issuing Bank and Collateral Agent

99.1	News release for ON Semiconductor Corporation dated March 6, 2007 titled “ON Semiconductor Refinances Its Senior Secured Credit Facilities” (1)

(1)	This exhibit is furnished and not “filed” with this Current Report on Form 8-K.

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